UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 6, 2009

MOBILEPRO CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	000-51010 (Commission File Number )	87-0419571 (IRS Employer Identification No.)

401 Professional Drive, Suite 128
Gaithersburg, MD 20879
(Address of principal executive offices) (Zip Code)

(301) 571-3476
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01.  Other Events.

As previously disclosed, MobilePro Corp. (the “Company”) is a defendant in the civil case docket no. BER-L-1510-08 captioned Harborside Investments III, LLC vs. MobilePro Corp. and Neoreach, Inc., vs. JTA Leasing Co., LLC. filed in the Superior Court of New Jersey Law Division in Bergen County, New Jersey.  The litigation involves claims of breach of agreement and unjust enrichment arising out of an equipment lease agreement for wireless equipment and seeks damages in the amount of approximately $1.3 million (the “Harborside Litigation”).

The Harborside Litigation was scheduled for a bench trial in July, 2009 after which the judge entered a ruling granting judgment against the Company in the amount of $1,187,452 (the “Harborside Judgment”).  The Company has previously recorded the net liability for the estimated principal balance relating to this capital lease obligation and the related accrued interest in the approximate amount of $873,600.  Accordingly, the Company has recorded an additional liability in the amount of $313,820 at June 30, 2009.

The Company does not have sufficient funds available to satisfy the Harborside Judgment. As a result, the Company could be forced to cease operations and/or be required to seek protection under federal bankruptcy laws to protect the interests of its secured creditor and other stakeholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILEPRO CORP.

Date: August 6, 2009	By:	/s/ Jay O. Wright
Jay O. Wright Chief Executive Officer Mobilepro Corp.

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